Exhibit 10.3

INTELLECTUAL PROPERTY MATTERS AGREEMENT

BY AND BETWEEN

JDS UNIPHASE CORPORATION

AND

LUMENTUM OPERATIONS LLC

[•], 2015

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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EXHIBITS

A-1	Form of JDSU PATENT ASSIGNMENT AGREEMENT

A-2	Form of JDSU TRADEMARK ASSIGNMENT AGREEMENT

B-1	Form of LUMENTUM PATENT ASSIGNMENT AGREEMENT

B-2	Form of LUMENTUM TRADEMARK ASSIGNMENT AGREEMENT

C	SCHEDULE OF TRANSFERRED PATENTS

D	SCHEDULE OF CERTAIN TRANSFERRED INTELLECTUAL PROPERTY RIGHTS

E	LICENSED MARKS

10.2(a)	JDSU COMPETITIVE PRODUCTS

10.2(b)	LUMENTUM COMPETITIVE PRODUCTS

INTELLECTUAL PROPERTY MATTERS AGREEMENT

This INTELLECTUAL PROPERTY MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2015 (“Effective Date” or “Contribution Date”), is by and between JDS Uniphase Corporation, a Delaware corporation which is anticipated to be renamed Viavi Solutions, Inc. (“JDSU”), and Lumentum Operations LLC, a Delaware limited liability company (“Lumentum”). Certain terms used in this Agreement are defined in Section 1.1.

R E C I T A L S

WHEREAS, JDSU transferred certain assets and liabilities to Lumentum (the “Contribution”) in consideration for one hundred percent (100%) of the membership interests in Lumentum (the “Membership Interest”) pursuant to that certain CONTRIBUTION AGREEMENT entered into by and between Lumentum and JDSU dated concurrently with this Agreement (the “CONTRIBUTION AGREEMENT”); and

WHEREAS, after the Contribution, JDSU will transfer its Membership Interest to Lumentum Inc. in consideration for [•] shares of Common Stock of Lumentum Inc., par value $0.001 (the “Lumentum Common Stock”), [•] shares of Series A Preferred Stock of Lumentum Inc. (the “Lumentum Series A Stock”) and [•] shares of Series B Preferred Stock of Lumentum Inc. (the “Lumentum Series B Stock”).

WHEREAS, pursuant to the SEPARATION AND DISTRIBUTION AGREEMENT to be entered into by and among Lumentum, Lumentum Holdings Inc. (“Holdings”) and JDSU (the “Separation Agreement”), JDSU will contribute all of the Lumentum Common Stock and Lumentum, Series B Stock it holds to Holdings;

WHEREAS, also pursuant to the Separation Agreement, JDSU will be distributing the Common Stock of Holdings (the “Holdings Common Stock”), all of which is held by JDSU as of immediately prior to the Effective Date, to the holders of issued and outstanding shares of the Common Stock of JDSU by means of a pro rata distribution of one share of Holdings Common Stock for every five shares of JDSU Common Stock held thereby (“Distribution”); and

WHEREAS, it is the intent of the parties, in accordance with the CONTRIBUTION AGREEMENT and the other agreements and instruments provided for therein, that JDSU convey, and cause its Affiliates to convey, to Lumentum and its Affiliates substantially all of the business and assets of the Lumentum Business and that Lumentum and its Affiliates assume certain of the liabilities related to the Lumentum Business; and

WHEREAS, it is the intent of the Parties, in accordance with the CONTRIBUTION AGREEMENT, that JDSU convey, and cause its Affiliates to convey, certain intellectual property rights and certain technology to Lumentum, and to license certain other intellectual property rights to Lumentum; and

WHEREAS, it is the intent of the Parties, in accordance with the Separation Agreement, that Lumentum and its Affiliates grant a license back to JDSU of the intellectual property rights received under the CONTRIBUTION AGREEMENT, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this section (or paragraph):

(1) “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from, at and after the Distribution Effective Time, for purposes of this Agreement, no member of the Lumentum Group shall be deemed to be Affiliates of any member of the JDSU Group, and no member of the JDSU Group shall be deemed to be an Affiliate of any member of the Lumentum Group.

(2) “Assert” means to bring, initiate or prosecute, or in any way knowingly aid, participate or assist in the bringing, initiation or prosecution of, either directly or indirectly, an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part, but not any action taken in response to or as required by any court order, statute or regulation requiring production of documents or testimony. Examples of such body or tribunal include, without limitation, State and Federal Courts in the United States, the United States International Trade Commission and any foreign counterparts of any of the foregoing.

(3) “Authorized Dealer” means any distributor, dealer, customer, systems integrator, or other agent that on or after the Effective Time is authorized by Lumentum or any of its Affiliates to market, advertise, Sell, lease, rent, service, distribute or otherwise offer a Licensed Transitional Product.

(4) “Business Technology” means all Technology used in designing, developing, manufacturing, Selling, Servicing, providing or supporting products and services of the Lumentum Business as it exists on the Effective Date.

(5) “Change of Control” means with respect to either party, a transaction in which any of the following occurs, whether directly or indirectly: (a) a Third Party acquires all or substantially all of such party’s assets; or (b) a Third Party acquires greater than fifty percent (50%) ownership interest, direct or indirect, in the outstanding shares or stock entitled to vote for the election of directors of such party, or (c) a Third Party otherwise acquires the ability to control or direct the management, policies, or affairs of such party.

(6) “Collateral Materials” means all packaging, tags, labels, instructions, warranties and other materials of any similar type associated with the Licensed Transitional Products that are marked with at least one of the Licensed Marks and distributed to the customer in connection with the Sale and Service of the Licensed Transitional Product as well as end user license agreements and other agreements or licenses relating to a Licensed Transitional Product.

(7) “Common Infrastructure Copyrights” means copyrights that relate to the common infrastructure of JDSU and the Lumentum Business on the Effective Date, including, for example, JDSU corporate policies, manuals, and employee training materials.

(8) “Common Infrastructure Trade Secrets” means trade secrets that relate to the common infrastructure of JDSU and the Lumentum Business on the Effective Date.

(9) “Contract Manufacturer” means any Third Party who manufactures Licensed Transitional Products for Lumentum or its Affiliates under written agreements and Sells such Licensed Transitional Products only to Lumentum or its Affiliates.

(10) “Contribution Effective Time” means the time at which the Contribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City time.

(11) “CPL” means a party’s published corporate price list immediately after the Effective Date. Without limiting the foregoing, references to the Lumentum CPL shall be deemed to include products listed in the JDSU CPL that the parties intend to transfer to Lumentum as part of the Lumentum Business, and references to the JDSU CPL shall be deemed to exclude any such products.

(12) “Distribution Date” means the date on which JDSU commences distribution of all of the issued and outstanding shares of Holdings Common Stock to the holders of JDSU Common Stock.

(13) “Excluded Assets” means those assets that the JDSU Group owns pursuant to the CONTRIBUTION AGREEMENT, which include but are not limited to the Excluded Intellectual Property Rights and the Excluded Licenses.

(14) “Excluded Intellectual Property Rights” means all Intellectual Property Rights that are owned by any member of the JDSU Group or the Lumentum Group, other than the Transferred Intellectual Property Rights, the Common Infrastructure Copyrights and the Common Infrastructure Trade Secrets.

(15) “Excluded Licenses” means all agreements between JDSU or its Affiliates and a Third Party that provide a license to Intellectual Property Rights that are owned by any member of the JDSU Group or the Lumentum Group, other than the Transferred Licenses.

(16) “Excluded Patents” means all Patents that are owned by any member of the JDSU Group or the Lumentum Group, other than the Transferred Patents.

(17) “Excluded Trade Secrets” means all Trade Secrets that are owned by any member of the JDSU Group or the Lumentum Group, other than the Transferred Trade Secrets and the Common Infrastructure Trade Secrets.

(18) “First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any Patent application. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (a) the actual filing date of the application which issued into the Patent or (b) the priority date under 35 U.S.C. §119 or §120 for such Patent.

(19) “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, transnational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government or any executive official thereof.

(20) “Improvement” to any Intellectual Property Right or Technology means (a) with respect to Copyrights, any modifications, derivative works, enhancement and translations of works of authorship in any medium, (b) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, (c) with respect to Patents, any patentable improvement or modification to any Patents, and (d) with respect to Technology, any adaptation, derivative, improvement or modification of or incorporated into Technology.

(21) “Intellectual Property Rights” or “IPR” means the rights associated with the following anywhere in the world: (a) patents and utility models, and applications therefore (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”); (b) trade secrets, know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefore, moral rights and all other rights corresponding to the foregoing (“Copyrights”); (d) uniform resource locators and registered internet domain names (“Internet Properties”); (e) industrial design rights and any registrations and applications therefore (“Industrial Designs”); (f) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”); (g) mask works, and mask work registrations and applications therefor (“Mask Work Rights”); (h) Marks; and (i) any similar, corresponding or equivalent rights to any of the foregoing. Intellectual Property Rights specifically excludes contractual rights (including license grants from Third Parties) and also excludes the tangible embodiment of any of the foregoing in subsections (a) – (i).

(22) “JDSU Business” means the network enablement (excluding the WaveReady Business), service enablement and optical security and performance product businesses conducted prior to the Effective Time by any member of the JDSU Group, including (A) the businesses set forth on SCHEDULE 1.1(28) of the CONTRIBUTION AGREEMENT, and (B) any other businesses or operations conducted primarily through the use of the Excluded Assets; and specifically excluding the Lumentum Business.

(23) “JDSU Commercial Software” means software products commercially released by a member of the JDSU Group and listed on a JDSU CPL immediately after the Effective Date, or (if applicable) that has been released by a member of the JDSU Group to Third Parties for beta testing immediately after the Effective Date.

(24) “JDSU Current Processes” means any methods of manufacture, assembly or testing in use by the JDSU Business for JDSU Current Products immediately after the Effective Date.

(25) “JDSU Current Products” means (a) the products and services of the JDSU Business that are generally, commercially available and existing immediately after the Effective Date and (b) new products and services of the JDSU Business that are generally commercially released before the date that is one year after the Distribution Date.

(26) “JDSU Excluded IP” means all Intellectual Property Rights and Technology related to the following:

Network Enablement:

(a)	Products for performing design and conformance tests for optical networks, network elements, and subassemblies in a laboratory and manufacturing environment.

(b)	Products for fiber optic inspection and cleaning, including handheld light sources, power meters and kits; optical fiber inspection, testing and certification tools; fiber handling tools; fault locators; live fiber identifiers; probe microscopes; and fiber cleaning tools.

(c)	Products for the testing of telecommunications networks, limited to : (i) Multi-service test platforms for fiber, Ethernet, copper, Cable, WiFi, and DSL technologies; (ii) Triple play service testers; (iii) Optical fiber characterization products; (iv) Remote optical fiber testing systems, and optical fiber tracing software; (v) Cable monitoring solutions; (vi) Fiber Channel analyzers; (v) Handheld Cable, Ethernet, and IP testers; (vi) Test sets for turn-up and maintenance of fiber optic networks; (vii) Cable certifiers for LAN and copper telecommunications networks.

(d)	Products for access wireless, cellular and IP video testing, including wireless drive test systems; systems for radio access network monitoring; systems for radio access voice and VoIP quality measurement; systems for radio access network data services and video testing; systems for base station and RF signal analysis of cellular technologies; systems for antenna, cable, and connector analysis.

Service Enablement:

(e)	Products for Hybrid Fiber Coaxial network testing and monitoring, including network maintenance sweep meters, digital spectrum and video analyzers, return path monitoring systems, video monitoring and troubleshooting systems for IPTV, cable and satellite.

(f)	Products for Virtual Network Function (VNF) throughput testing.

(g)	Products for performing Service Assurance testing for wireline and wireless networks, including: copper, xDSL, and Ethernet probes for Service Level testing; Service assurance solutions for fixed Voice; SFP-based packet and data capture/packet monitoring/storage systems and associated probes.

(h)	Products for network, system, and application monitoring, testing, and troubleshooting limited to: performance management platform; application performance monitors; network packet monitors; network packet monitoring switches; packet access technologies (Test Access Points); purpose built performance management adapters; and retrospective network analyzers.

(i)	Distributed Ethernet, Wireline and Wireless probes.

(j)	Any standalone software products (i.e. not firmware) for monitoring, recording, probing, filtering, auditing, testing, Geo locating, analyzing, troubleshooting, installing, activating, designing, optimizing, or measuring network equipment, network signals, and/or network protocols.

Optical Security and Performance:

(k)	Document and product anti-counterfeiting, authentication, and anti-tampering products, including but not limited to pigments, inks, paints, labels, foils, taggants, threads, track and trace, and material identification.

(l)	Decorative and brand enhancement including but not limited to special effects inks, foils, and labels.

(m)	Passive solar management products including window films.

(n)	Compact near-infrared spectrometers.

(27) “JDSU Field” means the fields of (i) hardware instruments and software that a) assess the performance and verify the information transmitted across; b) support the installation, maintenance, development and production of; c) activate, certify, troubleshoot, optimize or characterize, mobile and wireline telecommunications networks and IT network systems and components in the field and lab; and d) provide service assurance including for example analytics, performance and network management, and (ii) document and product anti-counterfeiting, authentication and anti-tampering, including but not limited to, security pigments, inks, labels, foils, taggants, threads, track and trace, material identification, and derivatives thereof; (iii) decorative and brand enhancement including but not limited to special effects inks, foils, labels and derivatives thereof; (iv) passive solar management products including window film; (v) non-fiber coupled spectral devices and non-fiber coupled passive components for aerospace, government, medical, and spectroscopic applications; and (vi) optical thin film coatings for all applications except a) telecommunications or b) industrial, consumer, and commercial lasers for any application (for greater clarity, optical thin film coatings for military laser applications are included within the JDSU Field).

(28) “JDSU Group” means JDSU and each Person (other than any member of the Lumentum Group) that is a Subsidiary of JDSU immediately prior to or after the Contribution Effective Time, which shall include those entities set forth on SCHEDULE 1.1(30) to the CONTRIBUTION AGREEMENT, and each Person that becomes a Subsidiary of JDSU after the Distribution Effective Time.

(29) “JDSU Improved Processes” means any Improvement to a JDSU Current Process where the Improvement is in use for a JDSU Licensed Product at any time on or before the date that is three (3) years following the Distribution Date.

(30) “JDSU Improved Products” means any Improvement to a JDSU Current Product where the Improvement is released for general, commercial availability on or before the date that is three (3) years following the Distribution Date.

(31) “JDSU Licensed IPR” means (a) the JDSU Licensed Patents and (b) all Intellectual Property Rights other than Patents and Marks (i) which are owned by a member of the JDSU Group immediately after the Effective Date (including but not limited to the Excluded Intellectual Property Rights) or (ii) for which a member of the JDSU Group has immediately after the Effective Date the right to grant licenses to Lumentum of the scope granted by JDSU to Lumentum (including but not limited to the Excluded Licenses) (“Sublicensed JDSU Rights”) in the corresponding sections of Article III of this Agreement without the payment of royalties or other consideration to any Third Parties (excluding employees of a member of the JDSU Group); provided, however, that (i) no Intellectual Property Right shall be considered JDSU Licensed IPR if it is a JDSU Restricted Patent and (ii) no JDSU Excluded IP shall be considered JDSU Licensed IPR.

(32) “JDSU Licensed Patents” means every Patent other than the Transferred Patents, with a First Effective Filing Date prior to the date that is six (6) months after the Distribution Dates that is (i) owned by a member of the JDSU Group, or (ii) for which a member of the JDSU Group has the right immediately after the Effective Date under such Patent to grant licenses to Lumentum of the scope granted by JDSU to Lumentum in Section 3.1 of this Agreement without the payment of royalties or other consideration to any Third Parties (excluding employees of a member of the JDSU Group); provided, however, that no Patent shall be considered a JDSU Patent if it is a JDSU Restricted Patent.

(33) “JDSU Licensed Processes” means the JDSU Current Processes and the JDSU Improved Processes.

(34) “JDSU Licensed Products” means the JDSU Current Products and the JDSU Improved Products.

(35) “JDSU Licensed Source Code” means source code versions of JDSU software included in JDSU Licensed IPR.

(36) “JDSU Products” means all products and services of the businesses in which a member of the JDSU Group is now or hereafter engaged, including the business of making (but not having made) Third Party products for Third Parties when JDSU or any of its Affiliates is acting as a contract manufacturer or foundry for such Third Parties. The term JDSU Products includes the Technology embodied in and/or used to manufacture or deliver the products and services referred to in the preceding sentence as well as marketing and other collateral materials related thereto.

(37) “JDSU Restricted Patent” means any Patent under which JDSU is restricted from granting a license to Lumentum pursuant to an agreement with a Third Party.

(38) “JDSU Technology” means all Technology used in designing, developing, manufacturing, Selling, Servicing, providing or supporting products and services of the JDSU Business as it exists on the Effective Date.

(39) “Law” means any national, foreign, international, multinational, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, directive, guidance, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

(40) “Licensed Marks” means the JDSU Marks listed in EXHIBIT E.

(41) “Licensed Transitional Products” means any of the following: (1) Lumentum Licensed Products manufactured, fabricated or made on or before July 1st, 2020; (2) materials, inventory, parts, components or software for Lumentum Products manufactured, fabricated or made on or before July 1st, 2020; and (3) services including maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty), parts replacement, components (including software) support, and similar services associated with items (1) and (2), pursuant to maintenance contracts or otherwise.

(42) “Lumentum Assets” means the assets transferred to Lumentum pursuant to the CONTRIBUTION AGREEMENT.

(43) “Lumentum Business” means the communications and commercial optical products (“CCOP”) business of JDSU and the WaveReady Business, including (a) the businesses and operations conducted prior to the Effective Time by Lumentum, but excluding those businesses set forth on SCHEDULE 1.1(28) of the CONTRIBUTION AGREEMENT, (b) the businesses and operations set forth on SCHEDULE 1.1(36) of the CONTRIBUTION AGREEMENT, and (c) any other businesses or operations conducted primarily through the use of Lumentum Assets.

(44) “Lumentum Commercial Software” means software products commercially released by a member of the Lumentum Group and listed on the JDSU CPL in effect immediately after the Effective Date, or (if applicable) that has been released by a member of the Lumentum Group to Third Parties for beta testing as part of the Lumentum Business immediately after the Effective Date.

(45) “Lumentum Current Processes” means any methods of manufacture, assembly or testing in use by the Lumentum Business for Lumentum Current Products immediately after the Effective Date.

(46) “Lumentum Current Products” means (a) the products and services of the Lumentum Business that are generally, commercially available and existing immediately after the Effective Date and (b) new products and services of the Lumentum Business that are generally commercially released before the date that is one year after the Distribution Date.

(47) “Lumentum Excluded IP” means all Intellectual Property Rights and Technology related to the following:

(a)	Any lasers and other light sources.

(b)	Laser accessories

(c)	Photonic power products.

(d)	InP/GaAs Components.

(e)	Passives.

(f)	Waveguides.

(g)	Lithium Niobate Modulators.

(h)	Solar / Concentrated Photovoltaics.

(i)	ROADMs and dynamic wavelength management components, modules, and subsystems.

(j)	Transceivers and Transponders.

(k)	Optical filters.

(l)	Amplifiers.

(m)	For any and all of the above (a) through to and including (l), any associated internal hardware for the chips (multiple chip designs in ROW & PLC), OSA’s, PCB/PCBA and associated firmware and software.

(48) “Lumentum Field” means the fields of (i) optical components, modules, subsystems, and systems for use in datacom, datacenter, telecom, mobile, access, metro, core or related communications applications, (ii) optical components, modules, subsystems, and systems for use the generation, detection, modulation, switching and amplification of light, and (iii) industrial, consumer, and commercial lasers for any application.

(49) “Lumentum Group” means Lumentum, Holdings and each Person that is a Subsidiary of Lumentum or Holdings at and following the Effective Time which shall include, those entities set forth on SCHEDULE 1.1(39) to the CONTRIBUTION AGREEMENT, and each Person that becomes a Subsidiary of Lumentum or Holdings after the Effective Time

(50) “Lumentum Improved Processes” means any Improvement to a Lumentum Current Process where the Improvement is in use for a Lumentum Licensed Product at any time on or before the date that is three (3) years following the Distribution Date.

(51) “Lumentum Improved Products” means (i) anything released within the first year and (ii) any Improvement to a Lumentum Current Product where the Improvement is released for general, commercial availability on or before the date that is three (3) years following the Distribution Date.

(52) “Lumentum Legacy Products” means products which 1) are not on Lumentum’s or JDSU’s CPL in effect immediately after the Effective Date; and 2) were at one time sold by JDSU, or a predecessor-in-interest, primarily as part of the Lumentum Business.

(53) “Lumentum Licensed IPR” means: (a) the Lumentum Licensed Patents and (b) all Intellectual Property Rights (including Transferred Intellectual Property Rights) other than Patents and Marks (i) which are owned by a member of the Lumentum Group immediately after the Effective Date or (ii) for which a member of the Lumentum Group has the right immediately after the Effective Date to grant licenses to JDSU of the scope granted by Lumentum to JDSU (“Sublicensed Lumentum Rights”) in the corresponding sections of Article IV of this Agreement without the payment of royalties or other consideration to any Third Parties (excluding employees of a member of the Lumentum Group ); provided, however, that (i) no Intellectual Property Right shall be considered Lumentum Licensed IPR if it is a Lumentum Restricted Patent and (ii) no Lumentum Excluded IP shall be considered Lumentum Licensed IPR.

(54) “Lumentum Licensed Patents” means (a) the Transferred Patents, and (b) every other Patent with a First Effective Filing Date prior to the date that is six (6) months after the Distribution Date (i) that is owned by a member of the Lumentum Group, or (ii) for which has the right immediately after the Effective Date under such Patent to grant licenses to JDSU of the scope granted by Lumentum to JDSU in Section 4.1 of this Agreement without the payment of royalties or other consideration to any Third Parties (excluding employees of a member of the Lumentum Group); provided, however, that no Patent shall be considered a Lumentum Patent if it is a Lumentum Restricted Patent.

(55) “Lumentum Licensed Processes” means the Lumentum Current Processes and the Lumentum Improved Processes.

(56) “Lumentum Licensed Products” means the Lumentum Current Products and the Lumentum Improved Products.

(57) “Lumentum Licensed Source Code” means source code versions of Lumentum software included in Lumentum Licensed IPR.

(58) “Lumentum Products” means all products and services of the Lumentum Business in which a member of the Lumentum Group is now or hereafter engaged, including the business of making (but not having made) Third Party products for Third Parties when a member of the Lumentum Group is acting as a contract manufacturer or foundry for such Third Parties. The term Lumentum Products includes the Technology embodied in and/or used to manufacture or deliver the products and services referred to in the preceding sentence as well as marketing and other collateral materials related thereto.

(59) “Lumentum Restricted Patent” means any Patent under which Lumentum is restricted from granting a license to JDSU pursuant to an agreement with a Third Party.

(60) “Mark” means any trademark, service mark, or trade name, and the like or other word, name, symbol or device or any combination thereof, used or intended to be used by a Person to identify and distinguish the products or services of that Person from the products or services of others and to indicate the source of such products or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.

(61) “Marketing Materials” means advertising, promotions, display fixtures or similar type literature or things, in any medium, for the marketing, promotion or advertising of the Sale or Service of the Licensed Transitional Products or parts therefor that are marked with at least one of the Licensed Marks.

(62) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(63) “Sell” means to sell, transfer, lease or otherwise dispose of a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

(64) “Service” means to repair, refurbish, fix, perform any maintenance or otherwise review a Sold Licensed Transitional Product, so that such product continues to operate in normal, working conditions, or to diagnose any existing operational issues with such Licensed Transitional Product.

(65) “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

(66) “Technology” means tangible embodiments, whether in electronic, written or other media, of copyrightable works, technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals, user manuals) schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

(67) “Third Party” means any Person other than a member of the JDSU Group or a member of the Lumentum Group.

(68) “Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Mark that are in use immediately prior to the Effective Date. All such standards and guidelines may be revised and updated by JDSU from time to time in writing at the sites listed above or by written communication to Lumentum, at JDSU’s sole discretion with regard to the product labeling standards. With regard to product labeling embedded into the manufacturing process, any such labeling that was created by JDSU and used on Licensed Transitional Products immediately after the Effective Date will be deemed to be in compliance with any product labeling standards, provided the embedded product labeling has not been altered by Lumentum or its Affiliates.

(69) “Transferred Copyrights” means copyright in and to the Business Technology, whether registered or unregistered, that are owned by JDSU or by a JDSU Affiliate immediately before the Effective Date and that are primarily used in the Lumentum Business. For the avoidance of doubt, Transferred Copyrights do not include copyrights in JDSU Commercial Software.

(70) “Transferred Database Rights” means database rights in and to the Business Technology that are owned by JDSU or by a JDSU Affiliate immediately before the Effective Date and that are primarily used in the Lumentum Business.

(71) “Transferred Industrial Designs” means industrial design rights in and to the Business Technology that are owned by JDSU or by a JDSU Affiliate immediately before the Effective Date and that are primarily used in the Lumentum Business.

(72) “Transferred Intellectual Property Rights” means (a) the Transferred Patents, (b) the Transferred Copyrights, (c) the Transferred Internet Properties, (d) the Transferred Industrial Designs, (e) The Transferred Database Rights, (f) the Transferred Mask Work Rights, (g) the Transferred Trade Secrets, and (h) the Transferred Trademarks.

(73) “Transferred Internet Properties” means internet properties (including domain names) that are owned by JDSU or by a JDSU Affiliate immediately before the Effective Date and that are primarily used in the Lumentum Business, including those listed in EXHIBIT D.

(74) “Transferred Licenses” means the agreements between JDSU or its Affiliates and a Third Party that provide a license to Intellectual Property Rights and that are primarily used in the Lumentum Business or license Transferred Intellectual Property Rights.

(75) “Transferred Mask Work Rights” means mask work rights, whether registered or unregistered, in and to the Business Technology that are owned by JDSU or by a JDSU Affiliate immediately before the Effective Date and that are primarily used by the Lumentum Business.

(76) “Transferred Patents” means the Patents in and to the Business Technology that are owned by JDSU or by a JDSU Affiliate immediately before the Effective Date and that are primarily used in the Lumentum Business including those Patents identified on EXHIBIT C hereto which shall include any related Patent applications, continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing.

(77) “Transferred Trade Secrets” means the trade secrets known to the parties that are owned by JDSU or by a JDSU Affiliate immediately before the Effective Date and that are primarily used in the Lumentum Business. For the avoidance of any doubt Transferred Trade Secrets do not include Common Infrastructure Trade Secrets.

(78) “Transferred Trademarks” means all trademarks, registered or unregistered, including common law marks, trade names, business name, designs, logos, and trade dress, which prior to the Effective Date were used solely with regard to Lumentum Products or were primarily used by the Lumentum Business, specifically including but not limited to those trademarks identified on EXHIBIT D hereto, EXCEPT for the Licensed Marks.

(79) “WaveReady Business” means all optical networking and wavelength division multiplexing systems, products and services marketed by JDSU under the “WaveReady” product family.

1.2 Other Terms. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the CONTRIBUTION AGREEMENT. In the event of any conflict between the definitions in this Agreement and in the CONTRIBUTION AGREEMENT, the terms of this Agreement shall control. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Administrative IP Proceedings	Section 6.2

Agreement	Preamble

CCOP	Section 1.1(43)

CONTRIBUTION AGREEMENT	Recitals

Contribution	Recitals

Contribution Date	Preamble

Covenant IRP	Section 10.3

Covenant Period	Section 10.3

Covenantee	Section 10.3

Covenantor	Section 10.3

Distribution	Recitals

Dispute	Section 6.12

Effective Date	Preamble

Excepted Field	Section 10.2(b)

Formal IP Proceedings	Section 9.2(a)(v)

Holdings	Recitals

Holdings Common Stock	Recitals

Informal IP Discussions	Section 9.2(a)(v)

JDSU	Preamble

JDSU Competitive Products	Section 10.2(b)

JDSU INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENTS	Section 2.1(a)

JDSU PATENT ASSIGNMENT AGREEMENT	Section 2.1(a)

JDSU TRADEMARK AGREEMENT	Section 2.1(a)

Lumentum	Preamble

Lumentum Common Stock	Recitals

Lumentum Competitive Products	Section 10.2(b)

Lumentum Patent Records	Section 2.1(c)

Lumentum Series A Stock	Recitals

Lumentum Series B Stock	Recitals

Membership Interest	Recitals

Non-Transferring Party	Section 9.2

Notifying Party	Section 6.9

SEPARATION AGREEMENT	Recitals

Trademark License	Section 5.1

Trademark Sublicensees	Section 5.7

Transfer	Section 9.2

Transferee	Section 9.2

Transferring Party	Section 9.2

3POCM	Section 2.4(a)

Article II

TRANSFERRED INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY

2.1 Assignments from JDSU to Lumentum.

(a) JDSU agrees to, and agrees to cause its applicable Subsidiaries to, grant, assign and convey to Lumentum all of JDSU’s and its Subsidiaries’ rights, title and interest in and to the Transferred Intellectual Property Rights. For the avoidance of doubt, the Transferred Intellectual Property Rights are transferred subject to the licenses granted to JDSU in Article IV of this Agreement and all other licenses granted under any such Intellectual Property Rights existing and in force on the Effective Date (subject to the terms and conditions contained in each such license agreement). The Transferred Intellectual Property Rights include all of JDSU’s and its Subsidiaries right, title, and interest in and to any and all proceeds, causes of action, and rights of recovery against Third Parties for past and future infringement, misappropriation, or other violation or impairment of any of the Transferred Intellectual Property Rights. The Parties shall execute the JDSU PATENT ASSIGNMENT AGREEMENT in substantially the form attached hereto as EXHIBIT A-1 (the “JDSU Patent Assignment Agreement”) and the JDSU TRADEMARK ASSIGNMENT AGREEMENT in substantially the form attached hereto as EXHIBIT A-2 (the “JDSU Trademark Assignment Agreement”) as well as such additional case specific assignments as deemed appropriate to carry out the intent of the Parties, (collectively the “JDSU Intellectual Property Assignment Agreements”). JDSU shall cause its Subsidiaries to do so as appropriate, to document the transfer of the Transferred Intellectual Property Rights.

(b) Recording Change of Ownership of the Transferred Intellectual Property Rights. Lumentum shall have the sole responsibility, at its sole cost and expense, to file the Intellectual Property Assignment Agreements and any other forms or documents as required to record the assignment of the Transferred Intellectual Property Rights from JDSU and its Subsidiaries to Lumentum; provided, however, that, upon request, JDSU shall provide reasonable assistance to Lumentum to record the assignment, at Lumentum’s sole cost and expense.

(c) Responsibility for Transferred Patents. With respect to the Transferred Patents, JDSU shall pay all fees incurred and respond to all office actions due up to and including the Effective Date, and Lumentum shall, in its sole discretion, pay all fees incurred and respond to all office actions due subsequent to the Effective Date. JDSU shall forward to Lumentum copies of all patent office correspondence received by JDSU and copies of all patent attorney and agent correspondence received by JDSU related to the Transferred Patents for one hundred and eighty (180) days after the Distribution Date. JDSU shall provide to Lumentum on or before the Effective Date a copy of all digitally stored files relating to the Transferred Patents, and shall retain in accordance with JDSU’s retention policy for JDSU patents, any hard-copy records related to the Transferred Patents (“Lumentum Patent Records”) in JDSU’s possession on the Effective Date, and JDSU shall provide Lumentum with timely access to the Lumentum Patent Records during normal business hours upon Lumentum’s reasonable request. The foregoing notwithstanding, in no case shall JDSU’s obligation to retain any Lumentum Patent Records extend beyond ten (10) years from the Effective Date. The provisions in this Section 2.1(c) recite the only responsibilities of JDSU for the Transferred Patents after the Effective Date.

(d) Assignment of Intellectual Property Licenses. JDSU agrees to, and agrees to cause its Subsidiaries to, assign and convey to Lumentum, the Transferred Licenses, subject to the terms, conditions, and restrictions of each Transferred License. JDSU and Lumentum will use their best efforts to seek and obtain the consent of any Third Party necessary for the transfer of any of the Transferred Licenses, and JDSU and Lumentum shall bear equal responsibility for any consideration necessary for their transfer. For the avoidance of doubt, and subject to the terms and conditions of the Transferred Licenses, upon the assignment and conveyance of the Transferred Licenses to Lumentum, Lumentum shall succeed to all of the rights, responsibilities, duties, obligations, and liabilities of JDSU and JDSU’s Affiliates under each such Transferred License, including, without limitation, any liabilities arising under such Transferred License prior to the date of such assignment and conveyance, which liabilities shall be determined pursuant to the CONTRIBUTION AGREEMENT.

2.2 Assignments from Lumentum to JDSU.

(a) Lumentum agrees to, and agrees to cause its Subsidiaries to, grant, assign and convey to JDSU all of Lumentum’s and its Subsidiaries rights, title and interest in and to the Excluded Intellectual Property Rights. For the avoidance of doubt, the Excluded Intellectual Property Rights are transferred subject to the licenses granted to Lumentum in Article III below and all other licenses granted under any such Intellectual Property Rights existing and in force immediately after the Effective Date (subject to the terms and conditions contained in each such license agreement). The Excluded Intellectual Property Rights include all of Lumentum’s and its Subsidiaries right, title, and interest in and to any and all proceeds, causes of action, and rights of recovery against Third Parties for past and future infringement, misappropriation, or other violation or impairment of any of the Excluded Intellectual Property Rights. The Parties shall execute the LUMENTUM PATENT ASSIGNMENT AGREEMENT in a form substantially similar to that attached hereto as EXHIBIT B-1 (the “Lumentum Patent Assignment Agreement”) and the LUMENTUM TRADEMARK ASSIGNMENT AGREEMENT in substantially the form attached hereto as EXHIBIT B-2 (the “Lumentum Trademark Assignment Agreement”) as well as such additional case specific assignments as deemed appropriate to carry out the intent of the parties, (collectively the “Lumentum Intellectual Property Assignment Agreements”). Lumentum shall cause its Affiliates to do so as appropriate, to document the transfer of the Excluded Intellectual Property Rights.

(b) Recording Change of Ownership of the Excluded Intellectual Property Rights. JDSU shall have the sole responsibility, at its sole cost and expense, to file the Lumentum Intellectual Property Assignment Agreements and any other forms or documents as required to record the assignment of the Excluded Intellectual Property Rights from Lumentum and its Subsidiaries to JDSU; provided, however, that, upon request, Lumentum shall provide reasonable assistance to JDSU to record the assignment, at JDSU’s sole cost and expense.

(c) Responsibility for Excluded Patents. With respect to the Excluded Patents, JDSU shall, in its sole discretion, pay all fees incurred and respond to all office actions due prior to and subsequent to the Effective Date. Lumentum shall forward to JDSU copies of all patent office correspondence received by Lumentum and copies of all patent attorney and agent correspondence received by Lumentum related to the Excluded Patents for one hundred and eighty (180) days after the Distribution Date. Lumentum shall retain in accordance with Lumentum’s retention policy for Lumentum patents, any hard-copy records related to the Excluded Patents (“JDSU Patent Records”) in Lumentum’s possession on the Effective Date, and Lumentum shall provide JDSU with timely access to the JDSU Patent Records during normal business hours upon JDSU’s reasonable request. The foregoing notwithstanding, in no case shall Lumentum’s obligation to retain any JDSU Patent Records extend beyond ten (10) years from the Effective Date. The provisions in this Section 2.2(c) recite the only responsibilities of Lumentum for the Excluded Patents after the Effective Date.

(d) Assignment of Intellectual Property Licenses. Lumentum agrees to, and agrees to cause its Subsidiaries to, assign and convey to JDSU, the Excluded Licenses, subject to the terms, conditions, and restrictions of each Excluded License. Lumentum and JDSU will use their best efforts to seek and obtain the consent of any Third Party necessary for the transfer of any of the Excluded Licenses, and Lumentum and JDSU shall bear equal responsibility for any consideration necessary for their transfer. For the avoidance of doubt, and subject to the terms and conditions of the Excluded Licenses, upon the assignment and conveyance of the Excluded Licenses to JDSU, JDSU shall succeed to all of the rights, responsibilities, duties, obligations, and liabilities of Lumentum and Lumentum’s Affiliates under each such Excluded License, including, without limitation, any liabilities arising under such Excluded License prior to the date of such assignment and conveyance, which liabilities shall be determined pursuant to the CONTRIBUTION AGREEMENT.

2.3 Transfer of Business Technology and JDSU Technology. For the avoidance of doubt, the transfer of the Business Technology and JDSU Technology as set forth in the CONTRIBUTION AGREEMENT does not include the transfer of any Intellectual Property Rights in or to the Business Technology and JDSU Technology; such Intellectual Property Rights are either transferred in Sections 2.1 and 2.2 above or are licensed in Sections 3.1 and 4.1 below.

2.4 Common Infrastructure Copyrights. Common Infrastructure Copyrights shall be co-owned by JDSU and Lumentum. JDSU hereby assigns to Lumentum an undivided one-half joint ownership interest in Common Infrastructure Copyrights, and upon Lumentum’s written request, JDSU and its Subsidiaries shall execute further documents confirming the assignment of such co-ownership interest to Lumentum. Subject to Article VII of this Agreement, below, each co-owner shall be free to exploit the Common Infrastructure Copyrights without further consent and without accounting to the other co-owner.

(a) The parties acknowledge that some of the materials associated with Common Infrastructure Copyrights (e.g., documents, PowerPoint slides, photo libraries, etc.) may also contain Third Party-owned copyrighted material (“3POCM”) such as fonts, images and graphics, which are licensed to JDSU. This provision therefore does not extend to such 3POCM, and each party is solely responsible for obtaining its own licenses to the 3POCM.

(b) Notwithstanding the foregoing, but subject to the Trademark License, the use of any Common Infrastructure Copyrights by or for Lumentum, and any works related to, or based upon, any of the Common Infrastructure Copyrights, may not contain any references to JDSU (or any of JDSU’s marks, names, trade dress, logos or other source or business identifiers, including the JDSU name and unused Marks), JDSU’s publications, JDSU’s personnel (including senior management), JDSU’s management structures or any other indication (other than the verbatim or paraphrased reproduction of the content) that such works are based upon any of Common Infrastructure Copyrights that originated with JDSU. Notwithstanding the foregoing, the use of any Common Infrastructure Copyrights by or for JDSU, and any works related to, or based upon, any of the Common Infrastructure Copyrights, may not contain any references to Lumentum (or any of Lumentum’s marks, names, trade dress, logos or other source or business identifiers, including the Lumentum name and Marks owned by any member of the Lumentum Group), Lumentum’s publications, Lumentum’s personnel (including senior management), or Lumentum’s management structures.

(c) Neither JDSU nor Lumentum shall have any obligation to the other to (i) notify of any changes to, proposed changes to, licenses to, sales of, or other disposition of any of the Common Infrastructure Copyrights, (ii) include the other in any consideration of proposed changes to any of the Common Infrastructure Copyrights, (iii) provide draft changes of any of the Common Infrastructure Copyrights to the other for review and/or comment, or (iv) provide the other with any updated materials relating to any of the Common Infrastructure Copyrights.

2.5 Common Infrastructure Trade Secrets. Common Infrastructure Trade Secrets shall be co-owned by JDSU and Lumentum. JDSU hereby assigns to Lumentum an undivided one-half joint ownership interest in Common Infrastructure Trade Secrets, and upon Lumentum’s written request, JDSU and its Affiliates shall execute further documents confirming the assignment of such co-ownership interest to Lumentum. Subject to Article VII of this Agreement, below, each co-owner shall be free to exploit the Common Infrastructure Trade Secrets without further consent and without accounting to the other co-owner. Neither of the joint owners shall make a Common Infrastructure Trade Secret public or otherwise destroy or impair the trade secret status of Common Infrastructure Trade Secret without the express, advance, written consent of the other joint owner.

2.6 No Limitation of Assignment in Contribution Agreement. Nothing in this Article II of this Agreement is intended to limit the scope of the conveyance, transfer, assignment and delivery of the assets and liabilities by either party pursuant to the CONTRIBUTION AGREEMENT.

Article III

LICENSES FROM JDSU TO LUMENTUM

3.1 License Grants. Subject to the terms of this Agreement, JDSU hereby grants, agrees to grant, and agrees to cause the other members of the JDSU Group to, grant to the Lumentum Group the following personal, irrevocable (except as set forth in Article IX and Article XI of this Agreement), non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article IX of this Agreement) licenses under JDSU Licensed IPR, which license shall be effective at and after the Effective Time, as set forth below, except that for the avoidance of doubt, such licenses do not convey rights with regard to (1) the combination of such Lumentum Licensed Products with any other products, including any other Lumentum Licensed Products, (2) methods or processes related to the use of such Lumentum Licensed Products other than the inherent use of such Lumentum Licensed Products, and (3) methods or processes involving the use of Lumentum Licensed Products to manufacture (including associated testing) any other products.

(a) Patents. Under the Patents included in JDSU Licensed IPR, to do the following with regard to Lumentum Licensed Products and Lumentum Licensed Processes in the Lumentum Field: (i) to make (including the right to practice methods, processes, and procedures), (ii) to have made (subject to Section 3.2), and (iii) to use, lease, Sell, offer for Sale, and import. The JDSU Patent licenses set forth in this Section 3.1(a) shall expire, with respect to each individual licensed Patent, upon the expiration of the term of each such JDSU Patent.

(b) Copyrights. Under the Copyrights that are included in JDSU Licensed IPR, (i) to reproduce and have reproduced the works of authorship included therein and derivative works thereof prepared by or on behalf of Lumentum, in whole or in part, solely as part of Lumentum Licensed Products in the Lumentum Field, (ii) to prepare derivative works or have derivative works prepared for it based upon such works of authorship solely to create Lumentum Licensed Products in the Lumentum Field, (iii) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and derivative works thereof prepared by or on behalf of Lumentum) to the public by Sale, solely as part of Lumentum Licensed Products in the Lumentum Field, (iv) to perform (by any means and using any technology, whether now known or unknown, including electronic transmission) and display the works of authorship included therein (and derivative works thereof prepared by or on behalf of Lumentum), in all cases solely as part of Lumentum Licensed Products in the Lumentum Field, and (v) to use such works of authorship (and derivative works thereof prepared by or on behalf of Lumentum) solely to design, develop, manufacture and have manufactured (subject to Section 3.2), Sell, Service, and support Lumentum Licensed Products in the Lumentum Field.

The parties acknowledge that some of the materials licensed under this provision (e.g., documents, PowerPoint slides, photo libraries, etc.) also contain 3POCM such as fonts, images and graphics, which are licensed to JDSU but are not sub-licensable to Lumentum. The license granted under this provision, therefore, does not extend to the use of such 3POCM, and Lumentum is solely responsible for obtaining its own licenses to the 3POCM. Lumentum shall also indemnify and hold JDSU harmless from all claims by Third Parties arising out of or relating to Lumentum’s unlicensed use of the 3POCM.

(c) Database Rights. Under the Database Rights included in JDSU Licensed IPR, to extract data from the databases included therein and to re-utilize such data (and Improvements thereof prepared by or on behalf of Lumentum) solely to design, develop, manufacture and have manufactured (subject to Section 3.2), Sell, Service, and support Lumentum Licensed Products in the Lumentum Field.

(d) Mask Work Rights. Under Mask Work Rights included in JDSU Licensed IPR, (i) to reproduce and have reproduced (subject to Section 3.2), by optical, electronic or any other means, mask works and semiconductor topologies embodied in Lumentum Licensed Products solely in the Lumentum Field, (ii) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (iii) to permit Third Parties to do any of the foregoing.

(e) Trade Secrets and Industrial Designs. Under JDSU and its Affiliates’ Trade Secrets and Industrial Designs included in JDSU Licensed IPR, solely to design, develop, manufacture and have manufactured (subject to Section 3.2), Sell, and Service Lumentum Licensed Products in the Lumentum Field.

(f) Third-Party Licenses. With respect to Intellectual Property Rights licensed to a member of the JDSU Group by a Third Party, the license grants set forth in this Article III shall be subject to all of the conditions set forth in the relevant license agreement between the applicable member of the JDSU Group and such Third Party, in addition to all of the terms, conditions, and restrictions set forth herein. Licenses to Lumentum under Intellectual Property Rights owned by a Third Party shall expire on the expiration of the term of the corresponding license agreement between such Third Party and applicable member of the JDSU Group, as the case may be.

(g) Access Methods. Lumentum acknowledges and agrees that, subsequent to the Distribution Date, the Lumentum Group may no longer use decryption algorithms or other access methods that were previously provided by JDSU to internal JDSU users to enable those internal JDSU users to use locked or encrypted copies of JDSU Commercial Software, except to the extent necessary to continue using those copies rightfully in use before the Distribution Date. Any access after the Distribution Date by any member of the Lumentum Group, to additional copies of such JDSU Commercial Software beyond those copies rightfully in use before the Distribution Date, or to support, updates, revisions or service, shall be as separately agreed with JDSU or with an appropriate Third Party software vendor.

(h) Software. Without limiting the generality of the foregoing licenses granted in this Section 3.1, or the transfer of rights with respect to software transferred to Lumentum pursuant to Section 2.1 above, such licenses include the right to use, modify, and reproduce in source code and object code form such software (and Improvements thereof made by or on behalf of any member of the Lumentum Group) solely to create Lumentum Licensed Products in the Lumentum Field, and to Sell and Service such software, in source code and object code form, as part of such Lumentum Licensed Products.

(i) Termination of Licenses to a Non-Subsidiary. Any and all licenses granted by JDSU to a member of the Lumentum Group hereunder shall terminate immediately at the time such entity is no longer an a member of the Lumentum Group.

3.2 Have Made Rights. The licenses in Section 3.1 above shall include the right to have contract manufacturers and foundries manufacture Lumentum Licensed Products for any member of the Lumentum Group (including private label or OEM versions of such products) solely within the Lumentum Field, and are not intended to include foundry or contract manufacturing activities that any member of the Lumentum Group may undertake on behalf of Third Parties, whether directly or indirectly.

3.3 Sublicenses. The licenses granted to Lumentum in Section 3.1 above shall not include any right to grant any sublicenses except as follows:

(a) Affiliates. Lumentum may grant sublicenses to any member of the Lumentum Group , even if they become a member of the Lumentum Group after the Effective Date, within the scope of its licenses in Section 3.1 above.

(b) Retroactivity. Any sublicense granted pursuant to Section 3.3(a) above may be made effective retroactively, but shall not be effective for any time prior to the sublicensee’s becoming a member of the Lumentum Group, and shall only be effective for such times that such entity remains a member of the Lumentum Group.

(c) For Resale and End Users. Any member of the Lumentum Group may grant sublicenses to its distributors, resellers, customers, systems integrators and other channels of distribution and to its end user customers solely with respect to Lumentum Licensed Products and solely within the scope of the licenses set forth in Section 3.1 above; provided, however, that any such sublicense by a member of the Lumentum Group shall only be effective for such times that such sublicensing entity remains a member of the Lumentum Group.

(d) Written Agreement. Any sublicense granted pursuant to Section 3.3(a) above must be pursuant to a written agreement that imposes obligations on the sublicensee sufficient to enable Lumentum to comply with its obligations hereunder, including the confidentiality obligations in Article VII of this Agreement.

3.4 Improvements. As between JDSU Group on the one hand, and Lumentum Group on the other hand, the applicable member of the Lumentum Group hereby retain all right, title and interest, including all Intellectual Property Rights, in and to any Improvements made by or on behalf of them from and after the Effective Date (a) to any of the Transferred Intellectual Property Rights or Business Technology, or (b) in the exercise of the licenses granted to it by the JDSU Group in this Article III, subject in each case only to the ownership interests of the applicable members of the JDSU Group , and Third Parties in the underlying Intellectual Property Rights that are improved. Lumentum shall not have any obligation under this Agreement to notify any member of the JDSU Group of any such Improvements made by or on behalf of the JDSU Group or to disclose or license any such Improvements to any member of the JDSU Group.

3.5 JDSU Restricted Patents. JDSU hereby covenants on its own behalf and on behalf of the other members of the JDSU Group that, unless obligated to do so by any Third Party agreement existing on the Effective Date, it will not Assert against any member of the Lumentum Group any JDSU Restricted Patent that would have been licensed hereunder but for the restriction against a member of the JDSU Group licensing such Patent to Lumentum contained in a Third Party agreement. Such covenant shall be with respect to any conduct that would have otherwise been licensed hereunder. Such covenant shall be effective to the extent permitted by the Third Party agreement.

Article IV

LICENSES FROM LUMENTUM TO JDSU

4.1 License Grants. Subject to the terms of this Agreement, Lumentum hereby grants, agrees to grant, and agrees to cause the other members of the Lumentum Group to grant, to the JDSU Group and its Affiliates the following personal, irrevocable (except as set forth in Article IX and Article XI of this Agreement), non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in

Article IX of this Agreement) licenses under the Lumentum Licensed IPR, which license shall be effective at and after the Effective Time, as set forth below, except that for the avoidance of doubt, such licenses do not convey rights with regard to (1) the combination of such JDSU Licensed Products with any other products, including any other JDSU Licensed Products, (2) methods or processes related to the use of such JDSU Licensed Products other than the inherent use of such JDSU Licensed Products, and (3) methods or processes involving the use of JDSU Licensed Products to manufacture (including associated testing) any other products.

(a) Patents. Under the Patents included in Lumentum Licensed IPR, to do the following with regard to JDSU Licensed Products and JDSU Licensed Processes in the JDSU Field: (i) to make (including the right to practice methods, processes and procedures), (ii) to have made (subject to Section 4.2), and (iii) to use, lease, Sell, offer for sale and import. The Lumentum Patent licenses set forth in this Section 4.1(a) shall expire, with respect to each individual licensed Patent, upon the expiration of the term of each such Lumentum Patent.

(b) Copyrights. Under the Copyrights that are included in Lumentum Licensed IPR, (i) to reproduce and have reproduced the works of authorship included therein and derivative works thereof prepared by or on behalf of JDSU, in whole or in part, solely as part of JDSU Licensed Products in the JDSU Field, (ii) to prepare derivative works or have derivative works prepared for it based upon such works of authorship solely to create JDSU Licensed Products in the JDSU Field, (iii) to distribute (by any means and using any technology, whether now known or unknown) copies of the works of authorship included therein (and derivative works thereof prepared by or on behalf of JDSU) to the public by Sale, solely as part of JDSU Licensed Products in the JDSU Field, (iv) to perform (by any means and using any technology, whether now known or unknown, including electronic transmission) and display the works of authorship included therein (and derivative works thereof prepared by or on behalf of JDSU), in all cases solely as part of JDSU Licensed Products in the JDSU Field, and (v) to use such works of authorship (and derivative works thereof prepared by or on behalf of JDSU) solely to design, develop, manufacture and have manufactured (subject to Section 4.2), Sell, Service, and support JDSU Licensed Products in the JDSU Field.

The parties acknowledge that some of the materials licensed under this provision (e.g. documents, PowerPoint slides, photo libraries, etc.) also contain 3POCM such as fonts, images and graphics, which are licensed to Lumentum but are not sub-licensable to JDSU. The license granted under this provision, therefore, does not extend to the use of such 3POCM, and JDSU is solely responsible for obtaining its own licenses to the 3POCM. JDSU shall also indemnify and hold Lumentum harmless from all claims by Third Parties arising out of or relating to JDSU’s unlicensed use of the 3POCM.

(c) Database Rights. Under the Database Rights included in Lumentum Licensed IPR, to extract data from the databases included therein and to re-utilize such data (and Improvements thereof prepared by or on behalf of JDSU) solely to design, develop, manufacture and have manufactured (subject to Section 4.2), Sell, Service, and support JDSU Licensed Products in the JDSU Field.

(d) Mask Work Rights. Under the Transferred Mask Work Rights included in Lumentum Licensed IPR, (i) to reproduce and have reproduced (subject to Section 4.2), by optical, electronic or any other means, mask works and semiconductor topologies embodied in JDSU Licensed Products solely in the JDSU Field, (ii) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (iii) to permit Third Parties to do any of the foregoing.

(e) Trade Secrets and Industrial Designs. Under the Transferred Trade Secrets and Transferred Industrial Designs included in Lumentum Licensed IPR solely to design, develop, manufacture and have manufactured (subject to Section 4.2), Sell, and Service JDSU Licensed Products in the JDSU Field.

(f) Third-Party Licenses. With respect to Intellectual Property Rights licensed to a member of the Lumentum or its Affiliates by a Third Party, the license grants set forth in this Article IV shall be subject to all of the conditions set forth in the relevant license agreement between the applicable member of the Lumentum Group and such Third Party, in addition to all of the terms, conditions and restrictions set forth herein. Licenses to JDSU under Intellectual Property Rights owned by a Third Party shall expire on the expiration of the term of the corresponding license agreement between such Third Party and Lumentum or the Lumentum Affiliate, as the case may be.

(g) Access Methods. JDSU acknowledges and agrees that, subsequent to the Distribution Date, the JDSU Group may no longer use decryption algorithms or other access methods that were previously provided by the Lumentum Business to internal JDSU users to enable those internal JDSU users to use locked or encrypted copies of Lumentum Commercial Software, except to the extent necessary to continue using those copies rightfully in use before the Distribution Date. Any access after the Distribution Date any member of the JDSU Group to additional copies of such Lumentum Commercial Software beyond those copies rightfully in use before the Distribution Date, or to support, updates, revisions or service, shall be as separately agreed with Lumentum or with an appropriate Third Party software vendor.

(h) Software. Without limiting the generality of the foregoing licenses granted in this Section 4.1, or transfer of rights with respect to software transferred to JDSU pursuant to Section 2.2 above, such licenses include the right to use, modify, and reproduce in source code and object code form such software (and Improvements thereof made by or on behalf of any member of the JDSU Group) solely to create JDSU Licensed Products in the JDSU Field, and to Sell and Service such software, in source code and object code form, as part of such JDSU Licensed Products.

(i) Termination of Licenses to a Non-Subsidiary. Any and all licenses granted by Lumentum to a member of the JDSU Group shall terminate immediately at the time such entity is no longer a member of the JDSU Group.

4.2 Have Made Rights. The licenses in Section 4.1 above shall include the right to have contract manufacturers and foundries manufacture JDSU Licensed Products for any member of the JDSU Group (including private label or OEM versions of such products) solely within the JDSU Field and are not intended to include foundry or contract manufacturing activities that any member of the JDSU Group may undertake on behalf of Third Parties, whether directly or indirectly.

4.3 Sublicenses. The licenses granted to JDSU in Section 4.1 above shall not include any right to grant any sublicenses except as follows:

(a) Affiliates. JDSU may grant sublicenses to any member of the JDSU Group, even if they become a member of the JDSU Group after the Effective Date, within the scope of its licenses in Section 4.1 above.

(b) Retroactivity. Any sublicense granted pursuant to Section 4.3(a) above may be made effective retroactively, but shall not be effective for any time prior to the sublicensee’s becoming a member of the JDSU Group, and shall only be effective for such times that such entity remains a member of the JDSU Group.

(c) For Resale and End Users. Any member of the JDSU Group may grant sublicenses to its distributors, resellers, customers, systems integrators and other channels of distribution and to its end user customers solely with respect to JDSU Licensed Products and solely within the scope of the licenses set forth in Section 4.1 above, provided, however, that any such sublicense by a member of the JDSU Group shall only be effective for such times that such sublicensing entity remains a member of the JDSU Group.

(d) Written Agreement. Any sublicense granted pursuant to Section 3.3(a) above must be pursuant to a written agreement that imposes obligations on the sublicensee sufficient to enable JDSU to comply with its obligations hereunder, including the confidentiality obligations in Article VII of this Agreement.

4.4 Improvements. As between JDSU Group on the one hand, and Lumentum Group on the other hand, the applicable member of the JDSU Group hereby retain all right, title and interest, including all Intellectual Property Rights, in and to any Improvements made by or on behalf of them from and after the Effective Date (a) to any of the Excluded Intellectual Property Rights or JDSU Technology, or (b) in the exercise of the licenses granted to it by any member of the Lumentum Group in this Article IV, subject in each case only to the ownership interests of the applicable members of the Lumentum Group and Third Parties in the underlying Intellectual Property Rights that are improved. JDSU shall not have any obligation under this Agreement to notify any member of the Lumentum Group of any such Improvements made by or on behalf of any member of the JDSU Group or to disclose or license any such Improvements to the other members of the Lumentum Group.

4.5 Lumentum Restricted Patents. Lumentum hereby covenants on its own behalf and on behalf of the other members of the Lumentum Group that, unless obligated to do so by any Third Party agreement existing on the Effective Date, it will not Assert against any member of the JDSU Group any Lumentum Restricted Patent that would have been licensed hereunder but for the restriction against a member of the Lumentum Group licensing such Patent to JDSU contained in a Third Party agreement. Such covenant shall be with respect to any conduct that would have otherwise been licensed hereunder. Such covenant shall be effective to the extent permitted by the Third Party agreement.

Article V

TRADEMARK LICENSE

5.1 License Grant. Subject to the terms of this Agreement, JDSU hereby grants to Lumentum an irrevocable (except as set forth in Article IX and Article XI), personal, non-exclusive, worldwide, royalty-free and non-transferable (except as set forth in Article IX below) license to the Licensed Marks (the “Trademark License”), which license shall be effective as of the Effective Time and continuing in perpetuity, to use the Licensed Marks on or in connection with:

(a) Licensed Transitional Products,

(b) Collateral Materials, and

(c) Marketing Materials.

all in connection with the Sale, offer for Sale, support, and Service of such Licensed Transitional Products (or in the case of Licensed Transitional Products in the form of software, in connection with the licensing of such Licensed Transitional Products).

5.2 License Restrictions. Lumentum may not use any Licensed Mark in direct association with another Mark such that the two Marks appear to be a single Mark or in any other composite manner with any Marks of Lumentum or any Third Party.

5.3 License Undertakings. As a condition to the licenses granted hereunder, each party undertakes to the other party that:

(a) Lumentum shall not use the Licensed Marks (or any other Mark of JDSU) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of JDSU or the Licensed Marks, or which might jeopardize or limit JDSU’s proprietary interest therein.

(b) JDSU shall not use the Transferred Trademarks in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Transferred Trademarks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Lumentum or the Transferred Trademarks, or which might jeopardize or limit Lumentum’s proprietary interest therein

(c) Lumentum shall not use the Licensed Marks or any other JDSU Mark in connection with any products other than the Licensed Transitional Products, including without limitation any other products sold and/or manufactured by Lumentum.

(d) JDSU shall not use the Transferred Trademarks or any other Lumentum Mark in connection with any products, including without limitation any other products sold and/or manufactured by JDSU.

(e) Lumentum shall not: (i) misrepresent to any Person the scope of its authority under this Trademark License, (ii) incur or authorize any expenses or liabilities chargeable to JDSU or (iii) take any actions that would impose upon JDSU any obligation or liability to a Third Party other than obligations under this Trademark License or other obligations which JDSU expressly approves in writing for Lumentum to incur on its behalf.

(f) With respect to the Transferred Trademarks, JDSU shall not: (i) incur or authorize any expenses or liabilities chargeable to Lumentum or (iii) take any actions that would impose upon Lumentum any obligation or liability to a Third Party other than obligations which Lumentum expressly approves in writing for JDSU to incur on its behalf.

(g) All press releases and corporate advertising and promotions that embody the Licensed Marks and messages conveyed thereby shall be consistent with the high standards and prestige represented by the Licensed Marks.

5.4 JDSU Reservation Of Rights. Except as otherwise expressly provided in this Trademark License, JDSU shall retain all rights in and to the Licensed Marks and all other JDSU Marks, including without limitation:

(a) all rights of ownership in and to the Licensed Marks;

(b) the right to use (including the right of any member of the JDSU Group to use) the Licensed Marks, either alone or in combination with other Marks, in connection with the marketing, offer or provision of any products or services, except for the Licensed Transitional Products; and

(c) the right to license Third Parties to use the Licensed Marks, except on the Licensed Transitional Products.

5.5 Lumentum Reservation Of Rights. Lumentum shall retain all rights in and to the Transferred Trademarks and all other Lumentum Marks, including without limitation:

(a) all rights of ownership in and to the Transferred Trademarks;

(b) the right to use (including the right of any member of the Lumentum Group to use) the Transferred Trademarks, either alone or in combination with other Marks, in connection with the marketing, offer or provision of any products or services; and

(c) the right to license Third Parties to use the Transferred Trademarks.

5.6 References to the Other Party. It is understood and agreed that it shall not be a violation of this Agreement for any member of either the JDSU Group or the Lumentum Group or their respective Authorized Dealers to make accurate references to the fact that Lumentum has succeeded to the business of JDSU with respect to the Licensed Transitional Products, or for any member of the Lumentum Group or their respective Authorized Dealers to advertise or promote its or their provision of maintenance services or supply of spare parts for Licensed Transitional Products or Lumentum Legacy Products previously sold under any of the Licensed Marks, provided that the applicable member of the Lumentum Group and their respective Authorized Dealers do not in connection therewith claim to be authorized by JDSU in any manner with respect to such activities. Notwithstanding the foregoing, it shall not be a violation of this Agreement for either party to refer to the other party in a nominative or non-trademark use, such as a statement that Lumentum’s parts and components are compatible with Licensed Transitional Products previously sold by JDSU, as long as such use is not misleading or would otherwise cause consumer confusion. For the avoidance of doubt, either party may make accurate references to the fact that Lumentum has succeeded to the business of JDSU with respect to the Licensed Transitional Products.

5.7 Sublicenses To Subsidiaries and Contract Manufacturers. Subject to the terms and conditions of this Trademark License, including all applicable Trademark Usage Guidelines and other restrictions in this Trademark License, Lumentum may grant sublicenses to its any member of the Lumentum Group and to Contract Manufacturers entering into Contract Manufacturer agreements with any member of the Lumentum Group (collectively “Trademark Sublicensees”) to use the Licensed Marks in accordance with the license grant in Section 5.1 above. If Lumentum grants any sublicense rights pursuant to this Section 5.7 and any such Trademark Sublicensee ceases to be a member of the Lumentum Group or Contract Manufacturer, then the sublicense granted to such member of the Lumentum Group or Contract Manufacturer pursuant to this Section 5.7 shall terminate immediately upon cessation.

5.8 Authorized Dealers’ Use Of Marks. Subject to the terms and conditions of this Trademark License, including all applicable Trademark Usage Guidelines and other restrictions in this Trademark License, Lumentum (and those members of the Lumentum Group sublicensed to use the Licensed Marks pursuant to Section 5.7) may allow Authorized Dealers to: (a) Sell, otherwise distribute or Service Collateral Materials and Licensed Transitional Products bearing the Licensed Marks, (b) create and use Marketing Materials and (c) allow other Authorized Dealers to do any or all of these things, provided that such Authorized Dealers agree to full compliance with all relevant provisions of this Trademark License. Lumentum shall remain responsible and liable to JDSU for all acts or omissions of Authorized Dealers with respect to the Licensed Marks or this Trademark License if such acts or omissions were made by Lumentum.

5.9 Trademark Usage Guidelines. Lumentum, each member of the Lumentum Group and their respective Authorized Dealers shall use the Licensed Marks only in a manner that is consistent with the Trademark Usage Guidelines. To the extent that Lumentum’s use of the Licensed Marks is unchanged from how the Licensed Marks were used in a product Sold by JDSU prior to the Effective Date, such use in the Licensed Transitional Products shall be deemed to be consistent with the Trademark Usage Guidelines. At JDSU’s reasonable request, Lumentum agrees to furnish or make available for inspection to JDSU one (1) sample of Collateral Materials and Marketing Materials of the Lumentum Group that include one or more of the Licensed Marks. Lumentum further agrees to take reasonably appropriate measures to require its Authorized Dealers to furnish or make available for inspection to Lumentum samples of Marketing Materials and Collateral Materials of its Authorized Dealers.

5.10 Infringement Proceedings. If JDSU or Lumentum learns of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, JDSU and Lumentum will discuss the matter in good faith with a view to determining an appropriate path (including cost allocation) to enforcement and protection of the Licensed Marks.

5.11 Registration; Maintenance of Licensed Trademarks.

(a) Until such time as both JDSU and Lumentum mutually agree to abandon usage and registrations of the Licensed Marks, upon Lumentum’s reasonable written request, JDSU shall (i) take all reasonably necessary steps to procure registration of the Licensed Marks in all jurisdictions requested by Lumentum and (ii) subject to Section 5.11(b), use commercially reasonable efforts to maintain the Licensed Marks and all registrations thereof and applications therefor in all jurisdictions in which each is registered or an application therefor is pending. Lumentum shall (and shall cause the other members of the Lumentum Group to) execute all documents as are reasonably necessary or appropriate to aid in, and shall otherwise reasonably cooperate (at Lumentum’s cost and expense) with the efforts of JDSU to prepare, obtain, file, record and maintain all such registrations and applications. Subject to Section 5.11(b), the costs related to ongoing registration and maintenance of the Licensed Marks shall be split equally between JDSU and Lumentum.

(b) If JDSU determines (in its sole and absolute discretion) to permanently cease using the Licensed Marks, JDSU shall give Lumentum three (3) months’ advance written notice of its intent to abandon usage of the Licensed Marks. Within such three (3) month period, JDSU shall (and shall reasonably promptly execute, upon Lumentum’s written request, such other documentation as may be reasonably necessary to irrevocably assign the Licensed Marks to Lumentum for aggregate consideration to JDSU of one U.S. dollar ($1.00), and Lumentum shall pay all filing fees related to such assignment. Upon any such assignment of the Licensed Marks to Lumentum pursuant to this Section 5.11(b), (a) the Trademark License shall automatically and immediately terminate and (b) no member of the JDSU Group shall have any rights whatsoever to use any Licensed Marks subsequent to the date of such termination and JDSU shall (and shall cause the other members of the JDSU Group to) immediately cease using the Licensed Marks in any and all forms. From that time forward, the costs related to ongoing registration and maintenance of the Licensed Marks shall be borne by Lumentum.

(c) If Lumentum determines (in its sole and absolute discretion) to permanently cease using the Licensed Marks, Lumentum shall give JDSU three (3) months’ advance written notice of its intent to abandon usage of the Licensed Marks. Upon the expiration of such three (3) month period, (a) the Trademark License shall automatically and immediately terminate and (b) no member of the Lumentum Group shall have any rights whatsoever to use any Licensed Marks subsequent to the date of such termination and Lumentum shall (and shall cause the other members of the Lumentum Group to) immediately cease using the Licensed Marks in any and all forms. From that time forward, the costs related to ongoing registration and maintenance of the Licensed Marks shall be borne by JDSU.

Article VI

ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS

6.1 Assignments and Licenses. No party may assign or grant a license under any of such party’s Intellectual Property Right which it has licensed to the other party in Articles III, Article IV or Article V of this Agreement, unless such assignment or grant is made subject to the licenses granted herein. For the avoidance of any doubt, a non-exclusive license grant shall be deemed subject to the licenses granted herein.

6.2 Assistance By Employees. Each party agrees that its employees and contractors have a continuing duty to assist the other party with the prosecution of, and other patent or trademark office proceedings (e.g., reissue, reexamination, interference, inter partes review, post-grant review, etc.) regarding, the other party’s Patent applications, Patents, Marks, and other Intellectual Property Rights (all of the foregoing, collectively, “Administrative IP Proceedings”). Accordingly, each party agrees to reasonably make available to the other party and its counsel (i) inventors and other reasonably necessary persons employed by it for the other party’s reasonable needs regarding execution of documents, interviews, declarations, and testimony, and (ii) documents, materials, and information for the other party’s reasonable good faith needs regarding such Administrative IP Proceedings. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by the party involved in the Administrative IP Proceeding, expressly excluding the value of the time of the other party’s personnel (regarding which the Parties shall agree on a case by case basis with respect to reasonable compensation).

6.3 Inventor Compensation. Each party will be responsible for providing inventor incentive compensation to its employees under its own internal policies. To the extent that a party bases an inventor’s incentive compensation on a Patent or a Patent application of the other party, the parties will reasonably cooperate by providing to each other relevant information about their Patents for which one or more inventors are employees of the other party. To the extent that inventor compensation is specified by local law, the parties will reasonably cooperate in providing information to each other in order to enable each party to calculate inventor compensation. No party shall have any obligation to provide any inventor incentive compensation to an employee of the other party except as required by law. Any information provided under this Section 6.3 shall be subject to Section 7.1.

6.4 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Rights, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property Rights licensed to a member of the Lumentum Group or a member of the JDSU Group hereunder are expressly reserved by the party granting the license. The party receiving the license hereunder acknowledges and agrees that the party (or its applicable Subsidiary ) granting the license is the sole and exclusive owner of the Intellectual Property Rights so licensed.

6.5 No Field Restrictions For Patent Licensing. Except as expressly set forth elsewhere in this Agreement, including in the Exhibits, each party shall be free to grant licenses of any sort under any of its owned Lumentum Patents or JDSU Patents (as the case may be) to any Third Party without restriction as to field of use.

6.6 No Obligation to Prosecute Patents. Except as expressly set forth elsewhere in this Agreement, including in the Exhibits, no party shall have any obligation to seek, perfect, or maintain any protection for any of its Intellectual Property Rights. Without limiting the generality of the foregoing, except as expressly set forth elsewhere in this Agreement, including in the Exhibits, no party shall have any obligation to file any Patent application, to prosecute any Patent, or secure any Patent rights or to maintain any Patent in force.

6.7 Reconciliation. The parties acknowledge that, as part of the transfer of the Transferred Intellectual Property Rights, the Transferred Licenses, the Excluded Intellectual Property Rights, the Excluded Licenses and the Business Technology, the JDSU Group , on the one hand, and the Lumentum Group , on the other hand, may inadvertently retain Technology or Intellectual Property Rights that should have been transferred to the other party pursuant to Article II of this Agreement, and a party may inadvertently acquire Technology or Intellectual Property Rights that should not have been transferred. Each party agrees to resolve such errors using the procedures set forth in Section 6.12.

6.8 Technical Assistance. Except as expressly set forth elsewhere in this Agreement (including in the Exhibits), in the CONTRIBUTION AGREEMENT, in the SEPARATION AGREEMENT, or any other mutually executed agreement between the parties, no party shall be required to provide the other party with any technical assistance or to furnish any other party with, or obtain on their behalf, any documents, materials or other information or Technology.

6.9 Third-Party Infringement. Except as expressly set forth elsewhere in this Agreement, no party shall have any obligation hereunder to institute or maintain any action or suit against Third Parties for infringement or misappropriation of any Intellectual Property Rights in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such Intellectual Property Rights or which claims that any Technology licensed to the other party hereunder infringes or constitutes a misappropriation of any Intellectual Property Rights of any Third Party. Each party (the “Notifying party”) has the continuing obligation to promptly notify the other party in writing upon learning of a Third Party likely infringing, misappropriating, or other violating or impairing any Intellectual Property Rights of the other party which are licensed to the Notifying party under this Agreement. Such notification shall set forth in reasonable specificity the identity of the suspected infringing Third Party and the nature of the suspected infringement. Except as expressly set forth elsewhere in this Agreement, the party to whom the Intellectual Property Right is licensed shall not take any steps to contact any such Third Party without the other party’s prior written permission, and such other party shall have the sole discretion to determine whether and in what manner to respond to any such unauthorized Third-Party use and shall be exclusively entitled to any remedies, including monetary damages, related thereto or resulting therefrom. In the event that the party granting the license hereunder decides to initiate any claim against any Third Party, the party to whom the Intellectual Property Right is licensed shall cooperate fully with the licensor.

6.10 Copyright Notices.

(a) Notwithstanding anything to the contrary herein, as to works in which Lumentum owns the copyright, to the extent any such works contain copyright notices which indicate a different entity as the copyright owner, Lumentum may, but shall not be required, to change such notices.

(b) Notwithstanding anything to the contrary herein, as to works in which JDSU owns the copyright, to the extent any such works contain copyright notices which indicate a different entity as the copyright owner, JDSU may, but shall not be required, to change such notices.

6.11 No Challenge to Title. Each party agrees that it shall not (and shall cause its Subsidiaries not to), for any reason, after the Effective Date (regardless of whether this Agreement is subsequently terminated), either itself do or authorize any Third Party to do any of the following anywhere in the world with respect to any Intellectual Property Rights licensed to such party or its Subsidiaries hereunder: (a) represent to any Third Party in any manner that it owns or has any ownership rights in such Intellectual Property Rights; (b) apply for any registration of such Intellectual Property Rights (including federal, state, and national registrations); or (c) impair, dispute or contest the validity or enforceability of the other party’s (or any of such other party’s Subsidiaries) right, title and interest in and to such Intellectual Property Rights.

6.12 Dispute Resolution. In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise) (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VI of the CONTRIBUTION AGREEMENT.

Article VII

CONFIDENTIAL INFORMATION

7.1 Confidential Information. Each party shall (and shall cause its Affiliates to) hold all confidential or proprietary information licensed to it hereunder and any other confidential or proprietary information disclosed to it or any other Affiliates hereunder in confidence in accordance with Section 5.2 of the CONTRIBUTION AGREEMENT.

7.2 Contract Manufacturing. Notwithstanding anything to the contrary herein, each party agrees that, in exercising its “Have-Made” rights (by Lumentum, pursuant to Section 3.2, or by JDSU, pursuant to Section 4.2), each party may only disclose Trade Secrets or Industrial Designs licensed from the other party in Articles III and Article IV of this Agreement if it has executed a written confidentiality agreement with the Third Party contract manufacturer with appropriate, industry standard terms, and in all cases containing terms and conditions pertaining to the protection of proprietary and confidential information no less restrictive than those set forth in Section 7.1.

7.3 Source Code. In addition to the provisions of Section 5.2 of the CONTRIBUTION AGREEMENT, JDSU shall maintain the confidentiality all information and documents related to all Licensed Lumentum Source Code and Lumentum shall maintain the confidentiality of all information and documents related to all Licensed JDSU Source Code until the expiration of any copyright therein. Each party shall use the same degree of care as it uses to protect its own proprietary source code, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of the source code. Any Third Party disclosure necessary to make commercial use of the source code shall be made only under a confidentiality agreement with terms no less restrictive than those of this Article VII of this Agreement. Source code shall cease to qualify as confidential information if it (a) becomes publicly available without breach of this Agreement, or (b) is obtained by the licensed party from a Third Party lawfully in possession of the source code and which provides the source code without breach of any duty of confidentiality owed directly or indirectly to the source code owner (either JDSU and/or Lumentum, as may be applicable). Notwithstanding the provisions of this Section 7.3, each party may disclose the other party’s source code if required by law, regulation, or court order provided that the party seeking to disclose provides notice and a reasonable opportunity to object to, limit, or condition the disclosure (e.g., to limit the disclosure to the minimum necessary to comply with the law, regulation, or court order and for the disclosure to be made under protective order or other order of confidentiality).

7.4 Trade Secrets. In addition to the provisions of Section 5.2 of the CONTRIBUTION AGREEMENT, JDSU and Lumentum shall each maintain the confidentiality of the Transferred Trade Secrets, Excluded Trade Secrets and the Common Infrastructure Trade Secrets. Each party shall use the same degree of care as it uses to protect its own trade secrets, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication of the trade secrets. Any Third Party disclosure necessary to exploit the trade secrets shall be made only under a confidentiality agreement with terms no less restrictive than those of this Article VII. Trade secrets shall cease to qualify as confidential information if it (a) becomes publicly available without breach of this Agreement, or (b) is obtained from a Third Party lawfully in possession of the trade secret and which provides the trade secret without breach of any duty of confidentiality owed directly or indirectly to the trade secret owner (either JDSU and/or Lumentum, as may be applicable). Notwithstanding the provisions of this Section 7.4, each party may disclose the other party’s trade secret information if required by law, regulation, or court order provided that the party seeking to disclose provides notice and a reasonable opportunity to object to, limit, or condition the disclosure (e.g., to limit the disclosure to the minimum necessary to comply with the law, regulation, or court order and for the disclosure to be made under protective order or other order of confidentiality).

Article VIII

LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER

8.1 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE DAMAGES AVAILABLE TO A PARTY FOR (A) INFRINGEMENT OR MISAPPROPRIATION OF ITS INTELLECTUAL PROPERTY RIGHTS BY ANOTHER PARTY OR (B) BREACHES OF ARTICLE VII CONFIDENTIAL INFORMATION.

8.2 Warranties Disclaimer. Except as otherwise set forth herein, (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY RIGHTS, TECHNOLOGY, INFORMATION, AND PROPRIETARY RIGHTS TRANSFERRED, ASSIGNED, LICENSED, OR GRANTED HEREUNDER ARE TRANSFERRED, ASSIGNED, LICENSED, AND GRANTED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT, (b) no party makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement or misappropriation of any Patent or other Intellectual Property Right of any Third Party, (c) JDSU makes no warranty or representation as to the validity and/or scope of any JDSU Patent or any of the Transferred Patents, and (d) Lumentum makes no warranty or representation as to the validity and/or scope of any Lumentum Patent or any Excluded Patent.

Article IX

TRANSFERABILITY AND ASSIGNMENT

9.1 No Assignment Or Transfer Without Consent. Except as otherwise provided in this Article IX, no party may assign or transfer any of the Intellectual Property Rights licenses granted pursuant to this Agreement, nor this Agreement as a whole, whether by operation of law or otherwise, without the prior written consent of the non-transferring party. The non-transferring party may, in its sole and absolute discretion, grant or withhold such consent. Any purported assignment or transfer without such consent shall be void and of no effect. Unless otherwise agreed in connection with consent to an assignment or transfer, no assignment or transfer made pursuant to this Section 9.1 shall release the transferring party from any of its rights, responsibilities, duties, obligations, and liabilities under this Agreement. The Change of Control of a party is deemed to be an assignment and transfer of the Intellectual Property Rights licenses granted to such party pursuant to this Agreement.

9.2 Sale of All or Part of the Business.

(a) If a party (the “Transferring Party”), after the Distribution Effective Time either (i) undergoes a Change of Control, (ii) transfers, disposes of or otherwise divests a going business to a Third Party or (iii) transfers, disposes of or otherwise divests all or substantially all of the assets of the Transferring Party to which an applicable license hereunder relates (the Third Party in any of the foregoing transactions referred to as the “Transferee” and any such transaction referred to as the “Transfer”), then, upon the joint written request of the Transferring Party and the Transferee to the other party (the “Non-Transferring Party”) not later than sixty (60) days following the closing of the Transfer, the Non-Transferring Party shall grant a royalty-free license to the Transferee under the same terms as the license granted to the Transferring Party under this Agreement subject to all of the following conditions and restrictions:

(i) the Transferee shall agree to be bound, in advance in writing, by the terms of this Agreement, including the non-compete provision;

(ii) the effective date of such license shall be the closing date of the Transfer;

(iii) the products, services and processes of the Transferee that are subject to such license shall be limited to the products, services and processes that are commercially released or for which substantial steps have been taken to commercialize as of the closing date of the Transfer by the Transferring Party;

(iv) the Intellectual Property Rights of the Non-Transferring Party that are subject to the license to be granted to the Transferee shall be limited to Intellectual Property Rights licensed to the Transferring Party pursuant to Articles III, Article IV or Article V of this Agreement, as the case may be; and

(v) the license to the Transferee shall terminate in the event that during the term of the license the Transferee (A) becomes engaged with the Non-Transferring Party in litigation, arbitration or other formal dispute resolution proceedings involving assertion of infringement, misappropriation, or other violation or impairment of Intellectual Property Rights (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide) (any of the foregoing proceedings referred to as “Formal IP Proceedings”) or (B)(1) makes a written allegation of infringement, misappropriation, or other violation or impairment of Intellectual Property Rights against the Non-Transferring Party, (2) makes a written request that the Non-Transferring Party license or otherwise offer to the Non-Transferring Party a license to Intellectual Property Rights in connection with an allegation of infringement, misappropriation, or other violation or impairment of Intellectual Property Rights, or (3) engages in discussions or negotiations with the Non-Transferring Party for the settlement or compromise of any actual or alleged infringement, misappropriation, or other violation or impairment of Intellectual Property Rights (any of the foregoing in (1), (2) and (3) referred to as “Informal IP Discussions”), in each case involving Intellectual Property Rights under which the Transferee has ownership or control without any ongoing obligation to pay royalties or other consideration to Third Parties.

(b) Notwithstanding anything to the contrary herein, the Non-Transferring Party, shall have no obligation to enter into a license with any Transferee under this Section 9.2 in the event that (i) at the time that the Transferring Party and Transferee make a joint request for a license from the Non-Transferring Party pursuant to this Section 9.2, the Non-Transferring Party and the Transferee are engaged in Formal IP Proceedings or (ii) at any time in the twelve (12) months prior to the date of the joint request that the Transferee has engaged in Informal IP Discussions with the Non-Transferring Party, in each case involving Intellectual Property Rights under which the Transferee has ownership or control without any ongoing obligation to pay royalties or other consideration to Third Parties.

Article X

NON-COMPETITION AND COVENANT NOT TO SUE

10.1 Non-Compete. Subject to Section 10.2, the parties agree that for a period of three (3) years following the Distribution Date, (a) JDSU and its Affiliates will not manufacture, supply, distribute, or Sell (directly or through Third Parties) any JDSU Products that are within the Lumentum Field, and (b) Lumentum and its Affiliates will not manufacture, supply, distribute, or Sell (directly or through Third Parties) any Lumentum Products that are within the JDSU Field.

10.2 Limited Exceptions.

(a) Notwithstanding Section 10.1, subject to the below conditions, the JDSU Group shall have the right to manufacture, supply, distribute or Sell products in those JDSU Businesses described in EXHIBIT 10.2(a) as generally, commercially available by any member of the JDSU Group immediately after the Effective Date including any Improvements to such products released for general, commercial availability by JDSU at any time on or before July 1, 2017 (collectively, the “JDSU Competitive Products”) and the JDSU Group may supply, distribute and/or Sell such JDSU Competitive Products if supplied by Lumentum.

For the purposes of this Section 10.2(a), the scope of all Improvements for the purposes of JDSU Products shall be limited to adaptations, derivatives, improvements or modifications of the JDSU Competitive Products, provided only that such adaptations, derivatives, improvements or modifications still satisfy the definition of the applicable JDSU Competitive Product as described in EXHIBIT 10.2(a) (e.g. all Improvements to PacketPortal and JMEP Optical Transceiver products must have all the features and requirements described within the PacketPortal and JMEP Optical Transceiver products description in EXHIBIT 10.2(a)).

(b) Notwithstanding Section 10.1, subject to the below conditions, the Lumentum Group shall have the right to manufacture, supply, distribute or Sell optical products in those Lumentum Businesses described in EXHIBIT 10.2(B) as generally, commercially available by any member of the Lumentum Group immediately after the Effective Date, including any Improvements to such products released for general, commercial availability by Lumentum on or before July 1, 2017 (collectively, the “Lumentum Competitive Products” and together with the JDSU Competitive Products referred to as the “Excepted Field”) (b) and the Lumentum Group may supply, distribute and/or Sell such Lumentum Competitive Products if supplied by JDSU.

For the purposes of this Section 10.2(b), the scope of all Improvements for the purposes of Lumentum Products shall be limited to adaptations, derivatives, improvements or modifications of the Lumentum Competitive Products, provided only that such adaptations, derivatives, improvements or modifications still satisfy the definition of the applicable Lumentum Competitive Product as described in EXHIBIT 10.2(B).

10.3 Mutual Covenant Not To Sue. Each party (each, a “Covenantor”) covenants and agrees that it will not, for a period of three (3) years following the Distribution Date (the “Covenant Period”) Assert against the other party or any member of the JDSU Group or the Lumentum Group, as applicable (the other party and their respective group members each being a “Covenantee”) for damages, loss, or injury of any kind arising from, related to, or in any way connected to the Covenantor’s IPR as such IPR may apply in the Covenantee’s Excepted Field (“Covenant IPR”). Notwithstanding the foregoing, the covenant not to Assert in this Section shall cease to apply to a Covenantee if that Covenantee willfully infringes, misappropriates, or otherwise improperly uses the Covenant IPR. For the avoidance of doubt, Covenant IPR shall not include any IPR of any Transferee as contemplated in Section 9.2. Further, Covenantee’s rights under this Section 10.3 shall terminate effective upon consummation of a Transfer as contemplated in Section 9.2, except that the covenant not to Assert shall be binding on Covenantor with respect to any actions taken by Covenantee prior to the consummation of such Transfer.

The mutual covenant of this section shall be personal to each party, and neither party shall assign, nor shall permit any of their respective group members to assign, to another person or entity an interest in any of the Covenant IPR with any rights to Assert unless such assignee agrees in writing to be bound by and subject to this Section 10.3 with respect to said IPR.

This mutual covenant does not constitute or include a license, sale, lease, loan, or transfer of any Covenant IPR, in whole or in part, in any form. The parties acknowledge that the covenant of this section does not operate to release or otherwise discharge any Third Party from any claims, demands, or rights of action that one party may have on account of any unlicensed activities of any Third Party that may occur during the Covenant Period, and accordingly, do not limit or otherwise affect the ability of one party to collect the past damages that may be accrued during the Covenant Period from any Third Party. During the Covenant Period, each party will be free to assert claims of patent infringement against any Third Party and may seek to recover damages based on sales made by such Third Parties or other activities by such Third Parties occurring during the Covenant Period.

Article XI

REVOCATION AND TERMINATION OF LICENSE RIGHTS

11.1 Revocation of License for Breach. Either party may revoke any licensed Intellectual Property Right, in the event of a material breach of this Agreement by the other party (or any Subsidiary the other party) with respect to such licensed Intellectual Property Right if such breach is not cured within ninety (90) days following the breaching party’s receipt of written notice of such breach from the other party. Notwithstanding anything in this Agreement to the contrary, upon any revocation of a licensed Intellectual Property Right pursuant to this Section 11.1, all other rights and licenses granted under this Agreement that are in effect at the time of such revocation shall survive and remain in full force and effect.

11.2 Termination by Third Party. In the event that a Third Party terminates its grant of Sublicensed JDSU Rights or Sublicensed Lumentum Rights, as applicable, the party granting such sublicensed rights may terminate the license granted to the other party (and any of its Subsidiaries ) with respect to those sublicensed rights upon written notice to the other party. Notwithstanding anything in this Agreement to the contrary, upon any termination of the license to any Intellectual Property Right pursuant to this Section 11.2, all other rights and licenses granted under this Agreement that are in effect at the time of such termination shall survive and remain in full force and effect.

11.3 Effect of Revocation or Termination; Survival. Upon the revocation or termination of a licensed Intellectual Property Right, the party receiving the license hereunder shall not have any rights whatsoever to use such Intellectual Property Right subsequent to the date of such revocation or termination and shall (and shall cause each of its Subsidiaries to) immediately cease using such Intellectual Property Right. Notwithstanding anything in this Agreement to the contrary, Section 6.5, Article VII, Article VIII, this Section 11.3, Article XII and Article X shall survive any termination of this Agreement in whole or in part.

Article XII

MISCELLANEOUS

12.1 Corporate Power; Facsimile Signatures.

(a) JDSU, on behalf of itself and on behalf of other members of the JDSU Group, and Lumentum, on behalf of itself and on behalf of the other members of the Lumentum Group, hereby represents as follows:

(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each party acknowledges that it and each other party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

12.2 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) Each of JDSU and Lumentum, on behalf of itself and its respective JDSU Group and Lumentum Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.6 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

12.3 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the execution of this Agreement and shall remain in full force and effect.

12.4 Waivers of Default. A waiver by a party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the waiving party. No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.

12.5 Force Majeure. No party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

12.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to JDSU, to:

JDS Uniphase Corporation

430 North McCarthy Blvd

Milpitas, California, USA

95035

Attention: General Counsel

Email: [•]

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile: [•]

Email: [•]

if to Lumentum, to:

Lumentum Inc.

400 North McCarthy Blvd

Milpitas California, USA

95035

Attention: General Counsel

Email: [•]

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile: [•]

Email: [•]

Any party may, by notice to the other party, change the address to which such notices are to be given.

12.7 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of either party without the prior approval of any Person, including the other party. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, except as expressly provided herein, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

12.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.9 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

12.10 Specific Performance. Subject to Section 6.12, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

12.11 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties to this Agreement.

12.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic form, (h) unless the context requires otherwise, references to “party” shall mean JDSU or Lumentum, as appropriate, and references to “Parties” shall mean JDSU and Lumentum, (i) provisions shall apply, when appropriate, to successive events and transactions, (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (k) JDSU and Lumentum have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (l) a reference to any Person includes such Person’s successors and permitted assigns.

12.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Matters Agreement to be duly executed as of the Effective Date.

JDS UNIPHASE CORPORATION

By:
Name:
Title:

LUMENTUM OPERATIONS LLC

By:
Name:
Title:

SIGNATURE PAGE TO THE INTELLECTUAL PROPERTY MATTERS AGREEMENT